UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional materials

☒	Soliciting Material Pursuant to § 240.14a-12

Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On January 24, 2023, Luxor Capital Group, LP and certain affiliates issued the following press release:

Luxor Capital Comments on “Restructured” Ritchie Bros. Proposed Merger with IAA

Perpetual Preferred Security Being Issued Transfers US$145 Million of Value to a Non-Shareholder at the Expense of Existing Common Shareholders

Agreement Seeks to Entrench Management and Board

NEW YORK, January 24, 2023 -- Luxor Capital Group, LP (“Luxor”), as the manager of funds owning approximately 3.6% of the outstanding shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), today commented on RBA’s purported restructuring of RBA’s proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”).

Luxor is deeply concerned that management and the board of directors (the “Board”) of RBA chose to further entrench themselves by entering into a completely unnecessary financing with Starboard Value LP (“Starboard”). After announcing a transaction for IAA that was deeply unpopular among shareholders, instead of listening to those concerns and engaging on the merits with its constituents, management and the Board further harmed their common shareholders by transferring, in Luxor’s estimation, in excess of $145 million to a third party who does not appear to have ever been invested in the Company. In a collective drive to save face and consummate the ill-conceived IAA Merger, management and the Board issued a valuable security worth 130% of par, per Luxor’s estimation, to a non-shareholder.1

Given RBA’s strong financial position and the operating performance of standalone RBA, the only conclusion Luxor can draw is that RBA’s management and Board hoped that by issuing the preferred security to Starboard (the “Starboard Perpetual Preferred”) at massively below-market terms, the hollow endorsement that came along with the US$145 million transfer would somehow turn away the tide of shareholder discontent. Luxor is certainly not swayed.

Luxor believes that the “revised” IAA Merger has done little to change the financial terms for RBA shareholders. Indeed, the minor change in equity issuance by RBA in the revised deal is overwhelmed by the extravagant terms offered to Starboard.

The most glaring and obvious issue with the Starboard Perpetual Preferred is, as its name suggests, its preference in the capital structure to all existing common shareholders of RBA. Convertible structures are not inherently disadvantageous, but in normally functioning companies with good governance, boards don’t give out seniority without extracting advantageous terms elsewhere in the security. Typically, this trade-off implies that convertible holders, because of the downside protection provided by their seniority, receive less relative to common holders when the stock price rises significantly and receive more relatively when the stock price rises slowly or falls. In this instance, RBA shareholders receive none of these types of benefits whatsoever. No matter what happens to RBA, Starboard will significantly outperform common shareholders.

The nominal coupon on this security is 5.5%, but importantly, the Starboard Perpetual Preferred participates in all common shareholder dividends, thereby creating an effective annual coupon of 6.979% (see Appendix for detailed calculations), which will escalate in-line with any increases in dividends paid to common shareholders. Moreover, as additional proof of misalignment with RBA common shareholders and value transfer by RBA’s management and Board to Starboard, the dividend participation by the Starboard Perpetual Preferred is “subject to a floor of US$0.27 per common share”. In other words, the Starboard Perpetual Preferred will benefit fully from any growth in the quarterly dividends paid to RBA shareholders from the current level, but will enjoy none of the downside that RBA shareholders will experience if the dividend is ever reduced, for any reason. No matter what happens to the common share dividend, Starboard’s dividend materially exceeds common shareholders’ dividends.

1 Security valued using sell-side models and incorporates a 400bps credit spread, 35 implied vol, and no change to RBA’s common dividend over time.

The security is also effectively not callable by RBA for nine years. For nine years Starboard will enjoy a dividend rate at least 5.5% higher than that of common shareholders. Compounded at 5.5% for nine years, Starboard will receive 62% of its capital investment back in excess dividends. This compares to the ~20% conversion premium in the security. No matter what happens to the value of RBA common shares, Starboard materially outperforms common shareholders.

As a common shareholder, Luxor takes no comfort whatsoever with the endorsement that comes along with such an off-market security. Luxor takes no comfort whatsoever in Starboard representing common shareholders’ interests as their own, as Starboard is overwhelmingly in a different class of stock that has dramatically conflicting priorities to those of the common shareholders. Luxor believes that shareholder representation on the Board is warranted, but qualified director candidates committed to acting in the best interests of ALL shareholders are available without transferring US$145 million of RBA common shareholder money.

Luxor continues to believe that the IAA Merger risks the permanent destruction of over US$1.8 billion of shareholder value2 and that RBA’s standalone businesses offer the clearest and most logical path for the Company to deliver the optimal outcome for all of its common shareholders. Luxor looks forward to continuing its opposition to this ill-conceived merger, which has illuminated for all common shareholders RBA’s missteps and egregious corporate governance.

Appendix:

Annualized Yield Calculation

Coupon paid quarterly:		1.375%
Participation in common stock dividend (1):		0.370%
Total quarterly coupon + dividend:		1.745%
Annualized yield:		6.979%

(1) Common Stock Dividend Calculation
Par value of Preferred	$1,000
Conversion price	$73
RBA Shares at Conversion	13.70
Quarterly common div/share	$0.27
Quarterly dividends received	$3.70
Additional quarterly yield	0.370%

2 Given the Company’s strong earnings results announced concurrently with the announcement of the deal, Luxor believes that the deal announcement had a 25%+ negative impact on the value of the Company, which represents >US$1.8 billion of value.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Luxor Capital Group, LP, together with the other Participants (as defined below), has filed a preliminary proxy statement and intends to file a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies in connection with a special meeting of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS RELATED TO THE SOLICITATION WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITORS, OKAPI PARTNERS LLC BY PHONE AT (877) 629-6356 (TOLL-FREE) OR BY EMAIL TO INFO@OKAPIPARTNERS.COM, OR TO SHORECREST GROUP BY PHONE AT (888) 637-5789 (TOLL-FREE) OR BY EMAIL AT contact@shorecrestgroup.com. The participants in the proxy solicitation in connection with the Company’s special meeting of shareholders are expected to be Luxor Capital Group, LP (“Luxor”), LCG Holdings, LLC (“LCG Holdings”), Lugard Road Capital GP, LLC (“Lugard GP”), Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore Master Fund”), Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore Master Fund”), Luxor Capital Partners, LP (“Luxor Partners”), Lugard Road Capital Master Fund, LP (“Lugard Road Master Fund”, and together with Luxor Offshore Master Fund, Luxor Long Offshore Master Fund, and Luxor Partners, the “Funds”), Luxor Management, LLC (“Luxor Management”), and Christian Leone, and Jonathan Green (together, the “Participants”).

As of the close of business on January 23, 2023, Luxor Long Offshore Master Fund held 6,187 RBA common shares (“RBA Common Shares”), Luxor Partners held 423,974 RBA Common Shares, Lugard Road Master Fund held 3,315,244 RBA Common Shares, and Luxor Offshore Master Fund held 273,178 RBA Common Shares. LCG Holdings is the general partner of Luxor Offshore Master Fund, Luxor Long Offshore Master Fund, and Luxor Partners, and may be deemed to beneficially own 703,339 RBA Common Shares. Lugard GP is the general partner of Lugard Road Master Fund and may be deemed to beneficially own 3,315,244 RBA Common Shares. Luxor is the investment manager of each of the Funds, and Luxor Management is the general partner of Luxor, and each may be deemed to beneficially own the aggregate of 4,018,583 RBA Common Shares held by the Funds as of the close of business on January 23, 2023. Mr. Leone is the managing member of each of Luxor Management and LCG Holdings and a managing member of Lugard GP and may be deemed to beneficially own 4,018,583 RBA Common Shares. Mr. Green is a managing member of Lugard GP and may be deemed to beneficially own 3,315,244 RBA Common Shares.

No Solicitation

This press release is for informational purposes only and is not a solicitation of proxies. Any proxies solicited in respect of the Special Meeting will be solicited by Luxor pursuant to the definitive proxy statement or as otherwise permitted by applicable corporate and securities laws.

Contacts:

Investor Contacts
Douglas Friedman
Luxor Capital Group, LP
RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb

Okapi Partners LLC

(212) 297-0720

Info@okapipartners.com

Media Contacts
Douglas Snyder
Luxor Capital Group, LP
RBA@luxorcap.com

Dan Gagnier & Riyaz Lalani

Gagnier Communications

(646) 342-8087

luxor@gagnierfc.com